Exhibit 5.2

March 7, 2024

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Planet 13 Holdings Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of up to 21,562,500 shares of the Company’s common stock, no par value (the “Common Stock”, such shares of Common Stock, the “Shares”), including 2,812,500 Shares that may be issued and sold upon the exercise of an over-allotment option, and 21,562,500 warrants (the “Warrants”), each warrant representing the right to purchase one share of Common Stock (such shares, the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”), and the issuance of the Warrant Shares upon exercise of the Warrants. The Securities have been registered pursuant to the Registration Statement on Form S-3 (File No. 333-274829) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on October 2, 2023 and declared effective by the Commission on October 17, 2023 (the “Registration Statement”).

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto dated March 7, 2024 relating to the offering of the Securities (the “Prospectus Supplement”); (ii) the Underwriting Agreement, dated March 5, 2024, by and between the Company and Canaccord Genuity LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”); (iii) resolutions of the board of directors of the Company (the “Board”) and a committee of the Board, in each case, relating to the issuance of the Securities; (iv) the Warrant Agency Agreement between the Company and Odyssey Transfer US Inc., as warrant agent, dated March 7, 2024 (the “Warrant Agreement” and collectively with the Underwriting Agreement and the Warrants, the “Opinion Documents”); (v) the Warrant in global form; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (e) the authenticity of the originals of such latter documents, (f) that the Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (g) that the Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent New York law is applicable to such execution and delivery) the Opinion Documents to which it is a party, (h) that the execution, delivery and performance by the Company of the Opinion Documents do not and will not contravene its articles of incorporation or bylaws and (i) that the Opinion Documents are each the legal valid and binding obligation of each party thereto other than the Company, enforceable against each such party in accordance with its terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications expressed herein, it is our opinion that:

Planet 13 Holdings Inc.

March 7, 2024

1.    The Warrant Agreement has been duly executed and delivered by the Company, to the extent such execution and delivery is a matter of New York law, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.    The Warrant has been duly executed and delivered by the Company, to the extent such execution and delivery is a matter of New York law and, and when countersigned by the Warrant Agent in accordance with the Warrant Agreement and delivered and paid for as provided in the Underwriting Agreement, the Warrant will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are opining herein as to the federal laws of the United States of America and the laws of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Opinion Documents and does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

This opinion is for your benefit in connection with the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Securities and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed on March 7, 2024 by the Company and incorporated by reference in the Registration Statement and to the reference to our firm’s name under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cozen O’Connor P.C.